DMC
Dynamic Materials Corporation
Groupe Snipe

FOR IMMEDIATE RELEASE                                                CONTACT:
January 12, 2006                                                   Geoff High
                                       Pfeiffer High Investor Relations, Inc.
                                                                 303-393-7044

           DYNAMIC MATERIALS SELLS PROPERTY PURCHASE OPTION RIGHTS ON
                         REAL ESTATE OF FORMER DIVISION

               Transaction Results in Pre-tax Gain of $2.2 Million

BOULDER, Colo. - Jan. 12, 2006 - Dynamic Materials Corporation (DMC) (Nasdaq:
BOOM), the world's leading provider of explosion-welded clad metal plates and associated services, today announced it has completed the sale of its option to purchase the real estate on which its former California-based Spin Forge business operated. The rights were sold to the property owner for $2.3 million. DMC will record a pre-tax gain of approximately $2.2 million on this transaction, which will be reported in the first quarter of 2006 as part of the discontinued operations line item. This gain relates to the same Spin Forge discontinued business for which the company recorded a pre-tax loss of $1.3 million in 2004 in connection with the September 17, 2004 sale of that business.

About Dynamic Materials Corporation
Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including petrochemicals, refining, hydrometallurgy, aluminum smelting and shipbuilding. The company operates two business segments: the Explosive Metalworking Group, which uses proprietary explosive processes to fuse dissimilar metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. With more than 30 years of international experience, DMC has captured a commanding share of the worldwide market for explosion-welded clad metals. For more information, visit the company's website at www.dynamicmaterials.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: the ability to obtain new contracts at attractive prices; the size and timing of customer orders; fluctuations in customer demand; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at the company's facilities; the availability and cost of funds; and general economic conditions, both domestically and abroad; as well as the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 2004.

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